For the fiscal period ended 6/30/04
File number 811-3623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund, Inc. ? SP PIMCO
High Yield Portfolio

1.   Name of Issuer:
	Airgas Inc.

2.   Date of Purchase
	03/03/04

3.   Number of Securities Purchased
	17,500

4.   Dollar Amount of Purchase
	$1,750,000

5.   Price Per Unit
	$100

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Bank of America

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Banc of America
Goldman Sachs
BNY Capital Markets
JP Morgan Securities
Merrill Lynch & Co.
Mitsubishi Securities Co
Natcity Investments
PNC Capital Markets
Wachovia Securities